                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14 (A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                               RESOURCEPHOENIX.COM

                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
    0-11.

    1) Title of each class of securities to which transaction applies.

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

                              RESOURCEPHOENIX.COM
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 23, 2000

     NOTICE IS HEREBY GIVEN that a special meeting of Stockholders of ReSourcePhoenix.com, a Delaware corporation (the "Company"), will be held on August 23, 2000 at 10:00 a.m., local time, at ReSourcePhoenix.com, 1301 Harbor Bay Parkway, Alameda, CA 94502 for the following purposes:

     1. To approve an amendment to the Amended & Restated Certificate of Incorporation that increases the authorized number of shares of Class A Common Stock from 27,800,000 to 37,800,000.

     2. To approve the issuance and sale of up to 7,000,000 shares of Class A Common Stock to Torneaux Ltd. pursuant to a common stock purchase agreement, and the issuance and sale of up to 1,800,000 shares of Class A Common Stock pursuant to warrants.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Stockholders of record at the close of business on July 18, 2000 are entitled to vote at the meeting and any postponement or adjournment thereof.

                                          FOR THE BOARD OF DIRECTORS

                                          Gus Constantin
                                          Chairman of the Board of Directors and
                                          Chief Executive Officer
San Rafael, California
July 27, 2000

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                              RESOURCEPHOENIX.COM
                             2401 KERNER BOULEVARD
                              SAN RAFAEL, CA 94901
                                 (415) 485-4600
                            ------------------------

                                PROXY STATEMENT

     The enclosed proxy is solicited on behalf of the Board of Directors of ReSourcePhoenix.com for use at the 2000 Special Meeting of Stockholders, which will be held on August 23, 2000, at 10:00 a.m., local time, and at any adjournment or postponement thereof. The Special Meeting will be held at ReSourcePhoenix.com, 1301 Harbor Bay Parkway, Alameda, CA 94502.

     The date on which this proxy statement and accompanying proxy are first being mailed to stockholders of the Company is on or about July 27, 2000.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

PURPOSES OF THE SPECIAL MEETING

     The purposes of the Special Meeting are as follows:

     - to approve an amendment to the Amended & Restated Certificate of Incorporation that increases the authorized number of shares of Class A Common Stock from 27,800,000 to 37,800,000;

     - to approve the issuance and sale of up to 7,000,000 shares of Class A Common Stock to Torneaux Ltd. pursuant to a common stock purchase agreement, and the issuance and sale of up to 1,800,000 shares of Class A Common Stock pursuant to warrants; and

     - to transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE AND SHARES OUTSTANDING

     Stockholders of record at the close of business on July 18, 2000 (the "Record Date") are entitled to vote at the Special Meeting. On the Record Date, shares of the Company's Class A Common Stock were outstanding and 7,172,000 shares of Class B Common Stock were outstanding. For information regarding security ownership by management and by beneficial owners of more than 5% of the Company's Common Stock, see "Security Ownership of Certain Beneficial Owners and Management."

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked at any time before its use by: (1) delivering to the Company's corporate secretary a written notice of revocation, (2) delivering to the Company's corporate secretary a duly executed proxy bearing a later date or (3) attending the Special Meeting and voting in person. Attending the Special Meeting and not voting will not revoke a proxy.

VOTING AND SOLICITATION

     Shares of common stock represented by properly executed proxies will be voted in accordance with the instructions given on such proxies. In the absence of specific instructions to the contrary, properly executed proxies will be voted:

     - FOR the approval of the amendment to the Company's Amended & Restated Certificate of Incorporation that increases the authorized number of shares of Class A Common Stock from 27,800,000 to 37,800,000; and

     - FOR the approval of the issuance and sale of up to 7,000,000 shares of Class A Common Stock to Torneaux Ltd. pursuant to a common stock purchase agreement, and the issuance and sale of up to

1,800,000 shares of Class A Common Stock pursuant to warrants.

No business other than that set forth in the accompanying Notice of Special Meeting of Stockholders is expected to come before the Special Meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the enclosed form of proxy will vote such proxy as recommended by the Board of Directors. Stockholders are not entitled to cumulative voting.

     The Company will pay the costs of soliciting proxies. The Company will reimburse brokerage firms and other persons representing beneficial owners for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by the Company's directors, officers and employees, without additional compensation, personally or by telephone, telegram or letter.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The presence, in person or by proxy, of at least a majority of the voting power of the shares outstanding on the record date, July 18, 2000, is necessary to attain a quorum. All votes will be tabulated by the inspector of elections appointed for the Special Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Broker non-votes occur when a nominee, such as a financial institution, returns a proxy, but does not have the authorization from the beneficial owner to vote the owner's shares on a particular proposal because the nominee did not receive voting instructions (via proxy vote) from the beneficial owner. Broker non-votes and abstentions are counted toward a quorum.

                                 PROPOSAL NO. 1

        APPROVAL OF THE AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED
         CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES
                       OF AUTHORIZED CLASS A COMMON STOCK

     Currently, the Company's Amended & Restated Certificate of Incorporation authorizes the issuance of up to 35,000,000 shares of Common Stock, par value $0.001 per share, consisting of 27,800,000 shares of Class A Common Stock and 7,200,000 shares of Class B Common Stock, and 5,000,000 shares of Preferred Stock, par value $0.001 per share. The Company's Board of Directors has approved, and recommended for adoption by the stockholders at the Special Meeting, a proposed amendment to the Company's Amended & Restated Certificate of Incorporation which would, if approved by the stockholders, effect an increase in the number of authorized shares of Class A Common Stock of the Company from 27,800,000 to 37,800,000, $0.001 par value per share, resulting in the aggregate number of authorized shares of capital stock of the Company to be increased from 40,000,000 to 50,000,000.

     As of the close of business on July 12, 2000, 4,204,760 shares of Class A Common Stock were issued and outstanding and 7,172,000 shares of Class B Common Stock were issued and outstanding. Of the authorized but unissued shares of Class A Common Stock, the Company has currently reserved for issuance 7,172,000 shares upon conversion of the Class B Common Stock, 3,228,200 shares under the Company's 1999 Stock Option Plan, 215,040 shares under the Company's 1999 Employee Stock Purchase Plan and 75,000 shares pursuant to a warrant to Peter Benz. In addition, the Company has entered into the following equity arrangements:

     - STOCK PURCHASE AGREEMENT. The Company has reserved 8,800,000 shares of Class A Common Stock to be issued to Torneaux Ltd. pursuant to a stock purchase agreement. Pursuant to the stock purchase agreement, the Company may sell, from time to time, up to 7,000,000 shares of Class A Common Stock at approximately 94% of the daily volume weighted average closing price of its Class A Common Stock on the Nasdaq National Market over a 20-day trading period. The price at which the Company issues shares to Torneaux Ltd. may fluctuate. In connection with the stock purchase agreement, the Company issued warrants to Torneaux to purchase up to 1,800,000 shares of Class A Common Stock at exercise prices ranging from $2.50 to $7.00 per share. The Company's ability to sell shares to Torneaux Ltd. through the stock purchase agreement is subject to the satisfaction of certain conditions at the time of each sale of Class A Common Stock.

     - FINANCING ARRANGEMENTS. In connection with a line of credit with Pacific Business Funding, a division of Cupertino National Bank, the Company issued a warrant to Pacific Business Funding to purchase up to 85,715 shares of the Company's Class A Common Stock at $1.75 per share. In addition, the Company issued a warrant to Lease Management Associates, Inc., which is affiliated with Gus Constantin, the Company's Chairman, Chief Executive Officer and majority stockholder, to purchase up to 150,000 shares of Class A Common Stock at $2.07 per share in connection with a senior loan and security agreement between Lease Management Associates, Inc. and ReSource/Phoenix, Inc., the Company's wholly-owned subsidiary.

     After accounting for shares of Class A Common Stock issued and outstanding, reserved for future issuance, and shares to be issued in connection with the common stock purchase agreement, warrants and the financing arrangements, only 3,869,285 shares of Class A Common Stock remain available for issuance. The Board of Directors believes that the adoption of the proposed amendment to the Amended & Restated Certificate of Incorporation, which increases the number of authorized shares of Class A Common Stock by 10,000,000 shares, is in the best interests of the Company and stockholders. The adoption of the proposed amendment to the Amended & Restated Certificate of Incorporation would increase the flexibility of the Company to issue Class A Common Stock and would ensure that an adequate supply of authorized and unissued shares of Class A Common Stock is available for general corporate purposes, the Company's 1999 Stock Option Plan, the 1999 Employee Stock Purchase Plan, acquisitions and other equity financings. If approved, the additional authorized shares of Class A Common Stock will be available for issue for such purposes as the Board of Directors may approve, without a further stockholder vote unless required under Delaware law, the rules of the Nasdaq National Market, or the Company's Amended & Restated Certificate of Incorporation.

     The issuance of additional shares of Class A Common Stock will have a dilutive effect on the equity and voting power of existing stockholders. Holders of the Company's Class A Common Stock and Class B Common Stock do not have preemptive rights to purchase shares of common stock of the Company. In addition, the issuance of additional shares of Class A Common Stock could, in certain instances, discourage a merger, tender offer or proxy contest and thus potentially have an anti-takeover effect, particularly if Class A Common Stock were issued in response to a potential takeover.

     If the amendment is approved by the stockholders, Article FOURTH of the Company's Amended & Restated Certificate of Incorporation will be amended in its entirety to read as follows:

     "FOURTH: This Corporation is authorized to issue two classes of stock to be designated, respectively, "common stock" and "preferred stock." The total number of shares which this Corporation is authorized to issue is fifty million (50,000,000) shares. Forty-five million (45,000,000) shares shall be designated common stock (the "Common Stock"), of which thirty-seven million eight hundred thousand (37,800,000) shares shall be designated Class A common stock (the "Class A Common Stock") and seven million two hundred thousand (7,200,000) shares shall be designated Class B common stock (the "Class B Common Stock"). Five million (5,000,000) shares shall be undesignated preferred stock (the "Preferred Stock"). Each share of Preferred Stock shall have a par value of $0.001, and each share of Common Stock shall have a par value of $0.001.

     Any Preferred Stock not previously designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of Preferred Stock. The Board of Directors is authorized to alter the designation, rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the

Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

     Each share of Preferred Stock issued by the Corporation, if reacquired by the Corporation (whether by redemption, repurchase, conversion to Common Stock or other means), shall upon such reacquisition resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series and available for designation and issuance by the Corporation in accordance with the immediately preceding paragraph."

     If approved by the stockholders, the amendment to the Company's Amended & Restated Certificate of Incorporation will become effective upon the filing of the amendment to the Amended and Restated Certificate with Delaware's Secretary of State. If the amendment to the Amended & Restated Certificate of Incorporation is not approved, the number of authorized shares of common stock will remain at 35,000,000 shares.

REQUIRED VOTE

     A majority of the votes cast at the meeting is required to approve this proposal assuming a quorum is present. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to five votes. Abstentions and broker non-votes will have no effect on the outcome of the vote.

     Gus Constantin controls all shares of Class B Common Stock and intends to vote all such shares in favor of this proposal. Accordingly, the adoption of this proposal is assured. See "Security Ownership of Certain Beneficial Owners and Management."

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL NO. 1.

                                 PROPOSAL NO. 2

 APPROVAL OF THE ISSUANCE AND SALE OF UP TO 7,000,000 SHARES OF CLASS A COMMON STOCK TO TORNEAUX LTD. PURSUANT TO A COMMON STOCK PURCHASE AGREEMENT, AND THE
ISSUANCE AND SALE OF UP TO 1,800,000 SHARES OF CLASS A COMMON STOCK PURSUANT TO
                                    WARRANTS

     To raise additional capital to fund the Company's operations, the Company entered into a common stock purchase agreement and warrants with Torneaux Ltd. that provide for the sale of up to 8,800,000 shares of the Company's Class A Common Stock, which is in excess of 19.99% of the Company's outstanding common stock. The Company is asking its stockholders to consider and approve the issuance and sale of up to 7,000,000 shares of Class A Common Stock pursuant to the common stock purchase agreement and the issuance and sale of up to 1,800,000 shares of Class A Common Stock pursuant to warrants, if exercised. See "Transaction with Torneaux Ltd." for a more detailed description.

     The Company is seeking stockholder approval to comply with Nasdaq Marketplace Rule 4460(i). Nasdaq Marketplace Rule 4460(i) requires stockholder approval in connection with a transaction involving:

     - the issuance of common stock, or securities convertible into or exercisable for common stock,

     - equal to 20% or more of the common stock outstanding before the issuance,

     - for less than the greater of book or market value of the stock.

     If the Company sells 7,000,000 shares of Class A Common Stock pursuant to the stock purchase agreement and Torneaux exercises the warrants for 1,800,000 shares of Class A Common Stock, the Company will issue 77.4% of its currently outstanding common stock. Pursuant to the common stock purchase agreement, up to 7,000,000 shares may be sold at approximately 94% of the then current average market price of our Class A Common Stock. The discount price may fluctuate. The warrants have exercise prices ranging from $2.50 to $7.00. The shares of Class A Common Stock sold to Torneaux will be considered to be issued for less than the greater of book or market value of the stock. Since the issuance of shares to Torneaux Ltd. may be an issuance of more than 20% of the Company's outstanding common stock at a price less than the greater of book or market value, the Company must obtain stockholder approval to issue this number of shares to Torneaux Ltd. The Board of Directors believes that the issuance to Torneaux Ltd. is in the best interests of the Company because it will provide additional cash that the Company needs for general corporate purposes.

TRANSACTION WITH TORNEAUX LTD.

     On June 6, 2000, the Company entered into a common stock purchase agreement with Torneaux Ltd. Pursuant to the agreement, the Company may issue and sell, from time to time, up to 7,000,000 shares of its Class A Common Stock, subject to the satisfaction of certain conditions. The major features of the common stock purchase agreement are summarized below.

     Beginning on the date a registration statement is declared effective by the SEC, and continuing for 14 months thereafter, the Company may in its sole discretion sell, or put, shares of its Class A Common Stock to Torneaux. The 14-month period is divided into pricing periods, each consisting of 20 trading days on the Nasdaq National Market.

     From time to time during the 14-month term, the Company may make 12 monthly draw downs, by giving notice and requiring Torneaux to purchase shares of its Class A Common Stock, for the draw down amount. Torneaux's purchase price may fluctuate based upon the daily volume weighted average price over a 20 day trading period. Prior to each draw down, the Company will provide Torneaux with a notice that sets forth the draw down amount, the commencement date of the pricing period, and the threshold price, which is the lowest price per share at which the Company will issue new shares of Class A Common Stock. The Company may issue a draw down notice for up to $1,500,000 if the threshold price is equal to or exceeds $1.00, and an additional $500,000 for every $1.00 increase of the threshold price above $1.00 up to $21.00 for a maximum draw down amount of $11,500,000. If the Company sets the threshold price between $1.00 and $10.00, then the purchase price to be paid by Torneaux is 94% of the daily volume weighted average price over the pricing period. Thus, the minimum price at which the Company will sell the shares is $0.94. If the Company sets the threshold price between $10.00 and $21.00, then for each $1.50 increase in the threshold price above $10.00, the purchase price to be paid by Torneaux is increased by 0.10%. If the daily volume weighted average price on a given trading day is less than the threshold price set by the Company, then the amount that the Company can draw down will be reduced by 1/20 for that pricing period. In addition, if trading in the Company's Class A Common Stock is suspended for more than three hours in any trading day, then the daily volume weighted average price for that trading day is deemed to be below the threshold price and, consequently, reduces the draw down amount by 1/20.

     The following table sets forth the number of shares of Class A Common Stock that we would issue to Torneaux, based on a range of stock prices, assuming that the threshold price was equal to the daily volume weighted average price and that the daily volume weighted average price remained the same throughout the 20-day pricing period. The table also shows the percentage that these shares would constitute, immediately after issuance, of the total number of shares which would then be outstanding, based on the shares of common stock outstanding on July 12, 2000.

PER SHARE AVERAGE   PER SHARE PRICE PAID BY   NUMBER OF SHARES   PERCENTAGE OF
  MARKET PRICE           TORNEAUX LTD.            ISSUABLE        OUTSTANDING
-----------------   -----------------------   ----------------   -------------
     $ 1.00                 $ 0.94               1,595,745           12.3%
     $ 2.00                 $ 1.88               1,063,830            8.6%
     $ 3.00                 $ 2.82                 886,525            7.2%
     $ 6.00                 $ 5.64                 709,220            5.9%
     $10.00                 $ 9.40                 638,298            5.3%
     $13.00                 $12.25                 612,445            5.1%

     The Company's ability to cause Torneaux to purchase shares of its Class A Common Stock under the common stock purchase agreement is subject to certain conditions, including, but not limited to:

     - The number of shares the Company may sell to Torneaux on any draw down date, when aggregated with all other shares then owned by Torneaux, cannot exceed 9.9% of the total common stock the Company then has outstanding.

     - The total number of shares that the Company may sell to Torneaux under the agreement and warrants cannot exceed 19.9% of the Company's common stock, unless it has obtained the approval sought in Proposal No. 2 of this Proxy.

     - The Company's Class A Common Stock continues to be traded on the Nasdaq National Market.

     - A registration statement must remain effective so that Torneaux may publicly resell the shares that it acquires from the Company under the agreement.

     - There has not been a material change in ownership of the Company in which its officers and directors own less than 51% of its outstanding common stock, except as a result of the issuance of shares under the agreement and upon exercise of the warrants the Company has issued to Torneaux.

     - There has not been an effect on the business, operations, properties, assets or financial condition of the Company that is material and adverse to the Company and its subsidiary or affiliates, taken as a whole and/or any condition or situation that would prohibit or otherwise interfere, in a material respect, with the Company's ability to perform its obligations under the agreement.

     The Company may not be able to satisfy all conditions required to put shares to Torneaux at any given time. If this occurs, the Company would likely need to raise money from other sources in order to continue to fund its operations. Such alternative funding may not be available. Also, the Company cannot put shares to Torneaux at a time when the Company has not publicly disclosed material information.

     The Company has filed a registration statement in order to permit Torneaux to resell to the public any Class A Common Stock it purchases pursuant to the common stock purchase agreement. Torneaux may be entitled to indemnification by the Company for lawsuits based on language in the registration statement. The Company will prepare and file such amendments and supplements to the registration statement as may be necessary in accordance with the Securities Act and the rules and regulations promulgated under it, in order to keep effective the registration statement so that the Company may put shares to Torneaux during the term of the agreement. In connection with the agreement, the Company agreed to pay certain expenses of Torneaux, including legal fees, for the preparation of the agreement up to a maximum of $50,000, and all reasonable fees incurred in connection with any amendment, modification or waiver, to or enforcement of the agreement.

     If the Company suspends the effectiveness of a registration statement for more than 20 days, or more than 45 days in the aggregate during a 12 month period, then the Company must pay in cash to Torneaux, as liquidated damages, an amount equal to 2% of the aggregate purchase price for all shares purchased and then held by Torneaux for the initial 30 day period, and 3% of the aggregate purchase price for each subsequent 30 day period, until the suspension is lifted. In addition, if the Company fails to deliver the shares of Class A Common Stock when due to Torneaux and the failure continues for 10 trading days, then the Company will pay, in cash or restricted shares of its Class A Common Stock, at Torneaux's option, an amount equal to 2% of the draw down amount for the initial 30 day period and each 30 day period thereafter until the Company has delivered the shares and warrants. During the 14-month period, the Company may not enter into any agreement with a third party to secure equity financings without Torneaux's prior consent, except that the Company may enter into a loan, credit or lease facility with a bank, financing institution or with Gus Constantin, its Chairman of the Board and Chief Executive Officer.

     Torneaux may terminate the common stock purchase agreement upon:

     - a material change in ownership of the Company in which its officers and directors own less than 51% of its outstanding common stock, except as a result of the issuance of shares pursuant to the agreement and the warrants;

     - an effect on the business, operations, properties, assets or financial condition of the Company that is material and adverse to the Company and its subsidiaries or affiliates, taken as a whole and/or any condition or situation that would prohibit or otherwise interfere, in a material respect, with the Company's ability to enter into and perform its obligations under the agreement;

     - the Company's issuance of convertible debentures or entering into an equity financing, other than with Gus Constantin, without Torneaux's prior consent;

     - any stop order or suspension of the effectiveness of the registration statement for an aggregate of five trading days, for any reason other than deferrals or suspension during a blackout period as a result of corporate developments that would require the registration statement to be amended; or

     - the Company fails to comply with specified provisions in the agreement.

     In connection with the common stock purchase agreement, the Company issued warrants on June 6, 2000 to Torneaux to purchase up to 1,800,000 shares of its Class A common stock at exercise prices ranging from $2.50 to $7.00 per share. Torneaux may exercise the warrants through June 5, 2003. The first warrant, Warrant A, is immediately exercisable for 125,000 shares of Class A common stock. Thereafter, Warrant A is exercisable in increments of 125,000 shares upon the sale of the 125,000 shares previously issued. 500,000 shares of Class A common stock are issuable to Torneaux at $2.50 per share upon the exercise of Warrant A. Once all of the shares issued upon exercise of Warrant A have been sold, then Warrant B may be exercised in increments of 125,000 shares upon the sale of the 125,000 shares previously issued. 500,000 warrant shares are issuable to Torneaux at $4.00 per share upon the exercise of Warrant B. After the Warrant B shares have been sold, then Torneaux may exercise Warrant C for up to 400,000 warrant shares at $6.00 per share. Warrant C may be exercised in increments of 100,000 shares upon the sale of the 100,000 shares previously issued. Upon the sale of all shares issued under Warrant C, then Torneaux may exercise Warrant D for up to 400,000 shares of Class A common stock at $7.00 per share. Warrant D may be exercised in increments of 100,000 shares upon the sale of the 100,000 shares previously issued. The warrants contain provisions that protect Torneaux against dilution by adjustment of the exercise price and the number of shares issuable thereunder upon the occurrence of specified events, such as a merger, stock split, stock dividend, recapitalization and additional issuances of common stock. The exercise price for the warrant shares is payable in cash.

     The Company intends to use the proceeds from the common stock purchase agreement and the exercise of the warrants, if any, to support general corporate purposes, including working capital and capital expenditures. The sale of the Company's Class A Common Stock to Torneaux under the common stock purchase agreement and the warrants will have a dilutive effect on the Company's stockholders. In addition, Torneaux's resale of the Company's Class A Common Stock will increase the number of its publicly traded shares, which could lower the market price of the Class A Common Stock.

REQUIRED VOTE

     A majority of the votes cast at the meeting is required to approve this proposal assuming a quorum is present. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to five votes. Abstentions and broker non-votes will have no effect on the outcome of the vote.

     Gus Constantin controls all shares of Class B Common Stock and intends to vote all such shares in favor of this proposal. Accordingly, the passage of this proposal is assured. See "Security Ownership of Certain Beneficial Owners and Management."

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL NO. 2.

                               OTHER INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of May 31, 2000 by:

     - each person or entity known to the Company to own beneficially more than 5% of either class of its common stock;

     - each of its directors;

     - each of its named executive officers; and

     - all directors and executive officers as a group.

                                              CLASS A COMMON STOCK        CLASS B COMMON STOCK
                                            -------------------------   -------------------------
                                               SHARES                      SHARES                    PERCENT OF
                                            BENEFICIALLY                BENEFICIALLY                TOTAL VOTING
                   NAME                        OWNED       PERCENT(1)      OWNED       PERCENT(1)     POWER(1)
                   ----                     ------------   ----------   ------------   ----------   ------------
Gus Constantin(2).........................    204,290         4.6%       7,172,000        100%          89.6%
Bryant Tong(3)............................    405,354         8.8%              --         --              *
W. Corey West(4)..........................     57,986         1.4%              --         --              *
David Brunton(4)..........................     45,360         1.1%              --         --              *
Michael D'Almada-Remedios(4)..............     31,680           *               --         --              *
Gregory Thornton..........................        500           *               --         --              *
James Barrington(4).......................      4,290           *               --         --              *
Glen McLaughlin(4)........................      4,290           *               --         --              *
Roger Smith(4)............................      4,290           *               --         --              *
All directors and executive officers as a
  group (8 persons).......................    352,686         7.7%       7,172,000        100%          89.6%

---------------
 *  Less than one percent

     Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Class A common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of May 31, 2000 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

(1) The foregoing percentages are based on 11,376,760 shares of Class A and Class B common stock outstanding.

(2) Consists of 200,000 shares held by Gus Constantin and 4,290 shares issuable upon the exercise of stock options that are exercisable within 60 days of May 31, 2000. All of the Class B securities are held by the Gus and Mary Constantin 1978 Living Trust, of which Mr. Constantin and his wife are trustees. The living trust can be amended or revoked at any time at the option of Mr. Constantin and his wife. Mr. Constantin and his wife, as trustees of the living trust, are authorized to exercise all rights with respect to the Class B common stock held by the trust, including the right to vote and dispose of such shares. The address of each of Mr. Constantin and his wife is c/o ReSourcePhoenix.com, 2401 Kerner Boulevard, San Rafael, CA 94901-55529.

(3) Consists of 21,000 shares of Class A Common Stock owned by Mr. Tong and 384,354 shares of Class A Common Stock subject to options that are exercisable within 60 days of May 31, 2000. On April 19, 2000, Mr. Tong resigned his positions as President, Chief Operating Officer and member of the Board of Directors.

(4) Consists of shares of Class A Common Stock subject to options that are exercisable within 60 days of May 31, 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Messrs. Barrington, McLaughlin and Smith, each of whom is an independent, non-employee director. None of the Company's executive officers serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                                 OTHER MATTERS

     The Company is not aware of any other matters to be submitted at the Special Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Any proposal intended to be presented at and included in the Company's proxy materials for the 2001 Annual Meeting of Stockholders must be received at the Company's principal offices no later than December 20, 2000.

                                          FOR THE BOARD OF DIRECTORS

                                          Gus Constantin
                                          Chairman of the Board of Directors and
                                          Chief Executive Officer

Dated: July 27, 2000

PROXY

                              RESOURCEPHOENIX.COM

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                      2000 Special Meeting of Stockholders

                         To Be Held on August 23, 2000

The undersigned stockholder of ReSourcePhoenix.com, (the "Company"), hereby appoints W. Corey West and Gregory Thornton and each of them, with power of substitution to each, true and lawful attorneys, agents and proxies of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all the shares of Common Stock of the Company held of record by the undersigned on July 18, 2000, at the 2000 Special Meeting of Stockholders of the Company to be held on August 23, 2000 at 10:00 a.m., local time, at ReSourcePhoenix.com, 1301 Harbor Bay Parkway, Alameda, CA 94502, and any adjournments or postponements thereof.

                (Continued, and to be signed on the other side)










                           -- FOLD AND DETACH HERE --

                                                               Please mark
                                                                your vote    [X]
                                                                 as this



                                          FOR  AGAINST  ABSTAIN
1. Approval of the amendment to           [ ]    [ ]      [ ]
   the Company's Amended & Restated
   Certificate of Incorporation
   that increases the number of
   authorized shares of Class A
   Common Stock from 27,800,000
   to 37,800,000


                                          FOR  AGAINST  ABSTAIN
2. Approval of the issuance and           [ ]    [ ]      [ ]
   sale of up to 7,000,000 shares
   of Class A Common Stock to
   Torneaux Ltd. pursuant to a
   common stock purchase agreement,
   and the issuance and sale of up
   to 1,800,000 shares of Class A
   Common Stock pursuant to warrants.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournments or postponements thereof.

The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR Proposals 1 and 2. The undersigned acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement dated July 27, 2000.

Please mark, sign and date this proxy and return it promptly whether you plan to attend the meeting or not. If you do attend, you may vote in person if you desire.

Signature(s)                                               Dated          , 2000
            ----------------------------------------------      ----------

Please sign exactly as name appears hereon. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign and use their full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership please sign in partnership name by an authorized person.
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE